Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	NR16-29

DYNEGY REACHES TENTATIVE AGREEMENT REGARDING ILLINOIS POWER GENERATING NOTES RESTRUCTURING

HOUSTON (October 3, 2016) — Dynegy Inc. (NYSE: DYN) has reached an agreement in principle with Illinois Power Generating Company (Genco) and an ad hoc group (Ad Hoc Group) of Genco bondholders to restructure $825 million in unsecured debt at Genco. The economic terms and proposed implementation steps, which are not binding on any party, were included in an 8-K filing pursuant to non-disclosure agreements previously signed by Dynegy Inc. and members of the Ad Hoc Group which required that all material non-public information provided to the Ad Hoc Group as part of restructuring discussions be publicly disclosed on October 3, 2016.

Key terms of the proposed restructuring include:

•                 $825 million in existing 2018, 2020 and 2032 Genco notes to be exchanged for:

•                 $210 million in new 7-year Dynegy Inc. unsecured notes with terms and covenants consistent with existing Dynegy Inc. unsecured bonds. Pricing on the new notes intended to be consistent with the yield on Dynegy’s 2023 unsecured bond at the time of issuance

•                 $139 million cash consideration, including the $9 million restructuring support agreement (RSA) payment outlined below, funded with existing Illinois Power Holdings cash balances and collateral synergies

•                 10 million Dynegy Inc. warrants with a 7-year tenor and strike price of $35 per share

•                 Simultaneous solicitation of Genco noteholders to effectuate either an out of court restructuring or a prepackaged chapter 11 filing

•                 Genco to continue making interest payments on the Genco notes, with payments netted against the proposed cash consideration

Dynegy, Genco and the Ad Hoc Group have agreed that holders of the Genco notes who enter into a restructuring support agreement (RSA) on or before a date to be agreed will be paid their pro rata share of $9 million in cash upon consummation of a transaction. In the interim, Dynegy and the Ad Hoc Group have entered into agreements providing that members of the Ad Hoc Group will not dispose of any of their Genco notes or enter into any swap or other transaction that transfers the economics of their Genco notes prior to the earlier of the execution of the RSA and October 14, 2016. The lock-up agreements are to allow the parties to continue to work on finalizing the terms of a transaction.

Dynegy will hold an investor call and webcast this morning, Monday, October 3 at 9am ET. The webcast and presentation slides may be accessed via the Investors section of www.dynegy.com.

FORWARD-LOOKING STATEMENT

This news release and presentation slides include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Although Dynegy and Genco believe that in making any such forward-looking statement their expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under “Risk Factors” and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Reports on Form 10-K and

Quarterly Reports on Form 10-Q filed by Dynegy and Genco. Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, Dynegy and Genco undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Dynegy and Genco to predict all of them; nor can they assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

ABOUT DYNEGY

At Dynegy, we generate more than just power for our customers. We are committed to being a leader in the electricity sector. Throughout the Midwest and Northeast, Dynegy operates power generating facilities capable of producing nearly 26,000 megawatts of electricity—or enough energy to power about 21 million American homes. We’re proud of what we do, but it’s about much more than just output. We’re always striving to generate power safely and responsibly for our wholesale and retail electricity customers who depend on that energy to grow and thrive.

Dynegy Inc. Contacts:

Media: David Onufer, 713.767.5800; Analysts: 713.507.6466